Exhibit 10.1.8.1

Pacific Capital Bancorp

Restricted Reload Stock Option Agreement

This confirms the grant by Pacific Capital Bancorp (the “Company”) of a reload stock option to the Employee identified below (“Employee”) on the terms and conditions set forth below and of the Restricted Stock Option Plan (the “Plan”), the terms of which are incorporated herein.

1. Name of Employee.	__________

2. Date of Grant.	__________

3. Number of Shares.	__________shares of Common Stock

4. Exercise Price.	$_________per share.

5. Reload Option. The Option is a Reload Option granted under Section 6.7 of the Plan. For tax purposes, the Option is of the type indicated below:

Incentive Option	__________
Non-Qualified Stock Option	__________

6. Restrictions on Reload Option. Employee acknowledges that the Option is subject to the restrictions set forth in Section 6.7 of the Plan, including the restriction that the Option shall immediately terminate if the shares of Common Stock acquired on exercise of the Original Option are sold within one (1) year after the date of exercise of the Original Option.

7. Term of Option. The term of the Option will begin as of the date of grant set forth above and, unless sooner terminated in accordance with the terms of the Plan, will expire five (5) years after the date of grant.

8. Expiration. The Option is subject to termination prior to the expiration of the term of the Option set forth above in the event of the termination of Employee’s employment with the Company or any of its subsidiaries or the occurrence of certain other events specified in the Plan.

9. Exercise. Except as otherwise specifically provided in the Plan, the Option may not be exercised in whole or in part prior to the expiration of one (1) year after the date of grant of the Option. Thereafter the Option may be exercised in whole or in part at any time and from time to time during the term of the Option.

10. Restriction on Transfer of Option. Except as otherwise specifically permitted in the Plan, Employee may not transfer all or any portion of his/her interest in the Option other than by will or the laws of descent and distribution.

11. No Competition. Employee agrees that it is reasonable for the Company to require, as a condition to Employee’s receipt of the economic benefit afforded by the Option, that Employee not engage in business activities competitive with those of the Company and its subsidiaries. The provisions of Exhibit A hereto:

Apply ☐

Do not apply ☐

to the Option granted under this Agreement.

12. Acknowledgement by Employee. Employee acknowledges that (a) he/she has received and reviewed a copy of the Plan and (b) the provisions of the Plan are applicable to the Option.

13. Spousal Consent. If Employee is married, Employee shall have his/her spouse execute and deliver to the Company a Spousal Consent in the form attached hereto.

14. Terms of Agreement. Wherever the form of this Agreement provides for the inclusion of additional information, such as the designation of the type of Option in Section 5 above, such additional information may be added as hand-written information, such information shall be deemed to be part of this Agreement for all purposes and, by his or her execution of this Agreement, Employee shall be deemed to have accepted such additional information.

“COMPANY”:		“Employee”:

PACIFIC CAPITAL BANCORP

By:
Its:	Corporate Secretary	Signature of Employee

Date:

Address of the Company:		Address of Employee

1021 Anacapa Street Santa Barbara, CA 93101
Attn:

CONSENT OF SPOUSE

I acknowledge that I have read the foregoing 2002 Stock Plan Agreement (the “Agreement”), effective January 22, 2002 and amended on July 21, 2004, which is a part of the Agreement, and that I know their contents. I am aware that the Option will vest over a period of time. I hereby approve of the provisions of the Agreement and agree that I will take no action at any time to hinder operation of the Agreement.

Date:	__________________________________________,

spouse of __________________________________